Exhibit 10.4

FORM of

LYDALL, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made between Lydall, Inc., a Delaware corporation (the “Company”), and the recipient (the “Recipient”) of a Nonqualified Stock Option granted under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (the “Plan”). The specific terms and conditions of the Stock Option, including the date of grant as of which the Stock Option shall be effective (the “Date of Grant”), are set forth in the award letter (the “Award Letter”), dated                         , 20    , from the President and Chief Executive Officer of the Company to the Recipient, this Agreement and the Plan, all of which will become binding upon the Recipient’s acceptance of the Stock Option in accordance with the terms and provisions of this Agreement. All capitalized terms used but not defined in this Agreement shall have the same meanings that have been ascribed to them in the Plan, unless the context clearly requires otherwise.

1. Grant of Award. The Company hereby grants to the Recipient, pursuant to Article V of the Plan, a Nonqualified Stock Option to purchase up to the number of shares of Common Stock (the “Stock Option”) as set forth in the Award Letter. The Stock Option is subject to the restrictions, terms and conditions set forth in the Award Letter, this Agreement and the Plan.

2. Type of Stock Option. The Stock Option is a Nonqualified Stock Option which does not qualify for Incentive Stock Option treatment under Section 422A of the Internal Revenue Code of 1986, as amended.

3. Stock Option Price. The purchase price of each share subject to the Stock Option is set forth in the Award Letter, such price being 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

4. Acceptance of Award. The Recipient shall have no rights with respect to the Stock Option unless he or she accepts the award no later than the close of business on the date that is sixty (60) days after the Date of Grant. Award acceptance shall be completed by accessing the Company’s administrative agent’s website, BNY Mellon, (the “Administrative Agent”) referenced in the Award Letter and following the required on-line grant acknowledgement process.

5. Manner of Exercise of a Stock Option. The Administrative Agent must be used to exercise all or any portion of the Stock Option, including cashless and sell-to-cover transactions. The Administrative Agent will provide the Recipient with a confirmation of each exercise made. The Administrative Agent will collect funds for option costs and taxes related to an exercise (as applicable), or issue the net proceeds in the case of a cashless exercise. To exercise all or any portion of the Stock Option or to ask questions, contact the Administrative Agent.

The Company’s “Securities Law Compliance Policy” requires Section 16 Officers as designated under the Securities Exchange Act of 1934, as amended, and certain designated employees to pre-clear Stock Option transactions with Lydall’s General Counsel. All employees must comply with Lydall’s policies regarding trading of its securities by Company or any Subsidiary personnel.

6. Additional Terms and Conditions.

(a) Term of Stock Option. The Stock Option shall have a term of ten (10) years from the Date of Grant, subject to earlier termination in accordance with the provisions of this paragraph 6 in the event that the Recipient ceases to be an employee of the Company or any Subsidiary.

(b) Exercise of Stock Option and Limitations Thereon. The Stock Option shall be exercised in the manner set forth in paragraph 5 of this Agreement and exercisable subject to the limitations set forth in the Award Letter.

(c) Nontransferability. The Stock Option shall not be transferable by the Recipient otherwise than by will or by the laws of descent and distribution, and the Stock Option shall be exercisable, during his or her lifetime, only by the Recipient.

(d) Termination by Reason of Death or Disability. If the Recipient’s employment by the Company or any Subsidiary terminates by reason of the death or Disability of the Recipient, the Stock Option shall thereupon automatically terminate, except that the portion of the Stock Option that has vested on or prior to the date of termination may thereafter be exercised by the Recipient or the legal representative of his or her estate for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Stock Option, whichever period is shorter.

(e) Other Termination. If the Recipient’s employment by the Company or any Subsidiary terminates for any reason other than the death or Disability of the Recipient, and provided the termination was not for cause, the Stock Option shall thereupon automatically terminate, except that the portion of the Stock Option that has vested on or prior to the date of termination may thereafter be exercised by the Recipient for a period of one year from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter. Notwithstanding the foregoing, if the Committee determines that the termination of the Recipient’s employment by the Company or any Subsidiary resulted for cause, or from the Recipient’s willful act, or failure to act, deemed detrimental to the Company or any Subsidiary, the Stock Option shall automatically terminate as of the date of such termination of employment and no portion of the Stock Option may be exercised by the Recipient after the such date.

(f) Stockholder Rights. The Recipient shall not be entitled to any rights as a stockholder with respect to any shares subject to the Stock Option prior to the date of issuance to him or her of any such shares.

7. No Employment Rights. Nothing in this Agreement shall be deemed to: (a) confer or be deemed to confer upon the Recipient any right to continue in the employ of the Company or any Subsidiary or in any way affect the right of the Company or any Subsidiary to dismiss or otherwise terminate the Recipient’s employment at any time for any reason with or without cause, (b) impose upon the Company or any Subsidiary any liability for any forfeiture of the Stock Option which may result if the Recipient’s employment is terminated, or (c) affect the Company’s or any Subsidiary’s right to terminate or modify any contractual relationship with a Recipient who is not an employee of the Company or any Subsidiary.

8. Changes in Capitalization. Neither this Agreement nor the grant of the Stock Option shall affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

9. Change in Control. In the event of a Change in Control of the Company during the vesting period of this Agreement, the Stock Option shall immediately and entirely vest in full in accordance with the terms and conditions of the Plan.

10. Plan Terms and Committee Authority. This Agreement and the rights of the Recipient hereunder are subject to all of the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make, in its sole and absolute discretion, all determinations necessary or appropriate for the administration of the Plan and this Agreement, all of which shall be binding upon the Recipient. This Agreement shall be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall control.

11. Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless authorized by the Committee, and no amendment or modification of this Agreement may be made except in writing signed by each of the parties hereto.

12. Agents. The Company has the right to change the appointed transfer agent or Administrative Agent from time to time.

13. Business Day. If any event permitted or required by this Agreement is scheduled to take place on a day on which the Company’s corporate offices are not open for business, such event shall take place on the next succeeding day on which the Company’s corporate offices are open for business.

14. Titles. The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision herein is to be construed by reference to the title of any section or paragraph.

15. Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications to the Company shall be mailed to or delivered to its Vice President, General Counsel and Secretary, with a copy to its Vice President Human Resources, both at One Colonial Road, P. O. Box 151, Manchester, Connecticut, 06045-0151, and all notices by the Company to the Recipient may be given to the Recipient personally or may be mailed to him or her at the last address designated for the Recipient on the employment records of the Company. For purposes of this paragraph, the term “mailed” includes electronic delivery methods.

16. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to the principles of conflict of laws thereof, and the Recipient agrees to the exclusive jurisdiction of Connecticut courts.

17. Compliance with Laws. The issuance of the shares of Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if such issuance would violate any such requirements.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Company and the Recipient shall be enforceable to the fullest extent permitted by law.

19. Statute of Limitations. The Recipient hereby agrees that there shall be a one-year statute of limitations for the filing of any claim relating to this Agreement or the terms or conditions of the Stock Option. If such a claim is filed more than one year subsequent to the date on which the Stock Option terminates for any reason whatsoever, it shall be precluded by this provision, whether or not the claim has accrued at that time.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Agreement as of the Date of Grant.

LYDALL, INC.

By:
Dale G. Barnhart
President and Chief Executive Officer

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